Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-140652 and No. 333-176054 on Form S-8 and in Registration Statement No. 333-176055 and No. 333-162933 on Form S-3 of our reports dated February 23, 2012 relating to the consolidated financial statements of National CineMedia, Inc. and the effectiveness of National CineMedia, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K, of National CineMedia, Inc. for the year ended December 29, 2011.

/s/ Deloitte & Touche LLP

Denver, Colorado

February 23, 2012